Exhibit 10.1

The following is a written description of the terms of employment of Peggy C. Farra, pursuant to Item 601(b)(10)(ii)(B) of Regulation S-K:

Title:	Vice President Driver Recruitment and Safety.

Base Salary:	$145,000 per year.

Annual Incentive Bonus:	30% of base salary, based on achieving specific business goals.

Stock Options:	Continued participation in current company program. Options to be granted commensurate with responsibilities at market price on date of grant, vesting over four years.

Vacation:	Three weeks per year.

Company Benefit Plan:	Based on current company program

Automobile:	Lease of up to $40,000 value vehicle.

Change in Control:	Pursuant to TCA form of Change in Control Agreement.